SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  Blue and White Funds Trust
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Address of Principal Business Office (No. & Street, City, State Zip Code):

11111 Santa Monica Boulevard, Suite 705, Los Angeles, CA 90025
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Telephone Number (including area code):  (310) 312-1755
                                         ---------------------------------------

Name and Address of agent for service of process:

Shlomo Eplboim,  11111 Santa Monica Boulevard,  Suite 705, Los Angeles, CA 90025
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Los Angeles and the state of California on the 3rd day of July, 2002.

[SEAL]                              Signature Blue and White Funds Trust
                                              ----------------------------------
                                              (Name of Registrant)


                                    By:  /s/ Shlomo Eplboim
                                         ---------------------------------------
                                            Shlomo Eplboim
                                           (Name of director, trustee or officer
                                            signing on behalf of Registrant)

                                             Chairperson and Trustee
                                             --------------------------
                                                (Title)
Attest: /s/Michael Poutre
        ---------------------------
       Executive Vice President
         (Title)